Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-253993, 333-266877, 333-271657, 333-290224, and 333-291340 on Form S-8, 333-251529 on post-effective Amendment No. 3 on Form S-3 and 333-279080 on Form S-3 of our reports dated February 19, 2026, relating to the consolidated financial statements of Opendoor Technologies Inc. and the effectiveness of Opendoor Technologies Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Opendoor Technologies Inc. for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Deloitte & Touche LLP

San Francisco, California
February 19, 2026